Exhibit 99.2

Item 5(c) Transactions in Common Stock

Name	Date	Number of Shares	Transaction	Price/Share	Footnote
Baker Brothers Life Sciences, L.P.	11/4/2026	5,586	Purchase	366.9922	1
Baker Brothers Life Sciences, L.P.	11/4/2026	10,080	Purchase	368.1134	2
Baker Brothers Life Sciences, L.P.	11/6/2026	60,400	Purchase	383.0150
Baker Brothers Life Sciences, L.P.	11/6/2026	13,740	Purchase	388.2900
Baker Brothers Life Sciences, L.P.	11/6/2026	2,000	Purchase	396.6100

(1)	The reported price is a weighted average price. These shares of Common Stock were traded by Life Sciences in multiple transactions at prices ranging from $366.77 to $367.17, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission (the "Staff"), upon request, full information regarding the number of shares traded at each separate price within the range set forth in this footnote.

(2)	The reported price is a weighted average price. These shares of Common Stock were traded by Life Sciences in multiple transactions at prices ranging from $367.41 to $368.30, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the Staff, upon request, full information regarding the number of shares traded at each separate price within the range set forth in this footnote.